Exhibit 10.3

OMNIBUS AGREEMENT

among

WESTERN REFINING, INC.,

WESTERN REFINING LOGISTICS, LP,

WESTERN REFINING LOGISTICS GP, LLC,

and, solely for the limited purposes set forth herein,

WESTERN REFINING SOUTHWEST, INC.,

WESTERN REFINING COMPANY, L.P.

and

WESTERN REFINING WHOLESALE, INC.

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Western Refining, Inc., a Delaware corporation (“Western”), on behalf of itself and the other Western Parties (as defined herein), Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), Western Refining Logistics GP, LLC, a Delaware limited liability company (the “General Partner”) and, solely with respect to Articles IV and VII hereof, Western Refining Southwest, Inc., an Arizona corporation (“WRSW”), Western Refining Company, L.P., a Delaware limited partnership (“WRCLP”) and Western Refining Wholesale, Inc., an Arizona corporation (“Wholesale” and, together with WRSW and WRCLP, the “ROFO Asset Owners”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”; provided that the ROFO Asset Owners are only considered to be Parties hereto with respect to Articles IV and VII hereof.

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Western and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein) and the Partnership’s obligations to reimburse Western and its Affiliates for certain costs and expenses incurred in connection therewith.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the granting of a license from Western to the Partnership Group and the General Partner and the granting of a license from the Partnership to Western and its Affiliates, in each case with respect to certain intellectual property owned by the granting party.

In consideration of the promises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Additional ROFO Assets” is defined in Section 4.1.

“Affiliate” is defined in the Partnership Agreement.

“Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.

“Closing Date” means October 16, 2013.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership and certain other Western Parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1.

“El Paso Refinery” means the refinery owned and operated by Western Refining, Inc. or its Subsidiaries located in El Paso, Texas.

“El Paso Refinery Assets” means any of the Assets located at or contiguous with the El Paso Refinery, including the El Paso tank farms, El Paso refined products terminal, and El Paso asphalt plant and terminal.

“Environmental Activity” is defined in Section 2.1.

“Environmental Deductible” is defined in Section 2.5.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ROFO Assets” means the assets listed on Schedule IV to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Identification Deadline” means October 16, 2018.

“Indemnified Party” means the Partnership Group or the Western Parties, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Group or the Western Parties, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Non-Environmental Deductible” is defined in Section 2.5.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Western Refining Logistics, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Change of Control” means Western ceases to control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Security” is defined in the Partnership Agreement.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 4.2(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline and terminalling industries and (b) the standards applied or followed by Western or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-190135), as amended.

“Retained Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof owned by any of the Western Parties that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“ROFO Asset Owner” means, with respect to an Existing ROFO Asset, the applicable Western Party set forth opposite such ROFO Asset on Schedule IV to this Agreement and, with respect to an Additional ROFO Asset, the applicable Western Party that initially constructs or acquires such Additional ROFO Asset.

“ROFO Assets” is defined in Section 4.1(b).

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Period” is defined in Section 4.1(a).

“ROFO Region” means Texas west of I-35, Arizona, Colorado, New Mexico, Utah and any additional areas to which the Parties may agree in writing.

“ROFO Response” is defined in Section 4.2(a).

“Services Agreement” means that certain Operational Services Agreement, by and among WRSW, WRCLP and the Partnership, dated as of the date hereof.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Voting Stock” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

“Western License” is defined in Section 5.1.

“Western Marks” is defined in Section 5.1.

“Western Name” is defined in Section 5.1.

“Western Parties” means Western and any Person controlled, directly or indirectly, by Western other than the General Partner or a member of the Partnership Group; and “Western Party” means any of the Western Parties.

“WNRL License” is defined in Section 5.3.

“WNRL Marks” is defined in Section 5.3.

“WNRL Trademark” is defined in Section 5.3.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Subject to Section 2.5, the Western Parties shall jointly and severally indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws arising from or relating to the ownership, operation or condition of the Assets at and prior to the Closing Date, provided Western is notified in writing of such violation or correction of violation prior to the Identification Deadline;

(ii) any environmental event, condition or matter arising from or relating to the ownership, operation or condition of the Assets at and prior to the Closing Date (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws (each, an “Environmental Activity”), (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work, provided Western is notified in writing of such environmental event, condition or matter prior to the Identification Deadline;

(iii) all environmental events, conditions or matters or currently pending legal actions described on Schedule I attached hereto, which schedule shall include all such events, conditions, matters or actions known to the Western Parties on the date of this Agreement relating to the Assets; and

(iv) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring at, prior to or after the Closing Date, except to the extent caused by the gross negligence or willful misconduct of the Partnership Group occurring after the Closing Date;

(clauses (i) through (iv) collectively, “Covered Environmental Losses”).

(b) The Partnership Group shall jointly and severally indemnify, defend and hold harmless the Western Parties from and against any Losses suffered or incurred by the Western Parties, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws (x) arising from or relating to the ownership or condition of the Assets following the Closing Date or the operation of the Assets by the Partnership Group following the Closing Date or (y) arising from or relating to the ownership, operation or condition of the Assets at and prior to the Closing Date ; and

(ii) any environmental event, condition or matter (x) arising from or relating to the ownership or condition of the Assets following the Closing Date or the operation of the Assets by the Partnership Group following the Closing Date or (y) arising from or relating to the ownership, operation or condition of the Assets at and prior to the Closing Date (in each case, including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations), in each case, including, without limitation, (A) the cost and expense of any Environmental Activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from the Western Parties under this Article II without giving effect to the Environmental Deductible, and further to the extent that any of the foregoing are not (x) Liability Claims (as defined in the Services Agreement) or (y) losses, in each case, for which the Partnership Group is entitled to indemnification from any Western Parties under the Services Agreement.

2.2 Right of Way Indemnification. Subject to Section 2.5, the Western Parties shall jointly and severally indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the Western Parties to validly convey, assign or otherwise transfer to the Partnership Group such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the Closing Date is located, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Western Party immediately prior to the Closing Date as described in the Registration Statement; (b) the failure of the Western Parties to convey, assign or otherwise transfer to the Partnership Group the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 2.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Western Party immediately prior to the Closing Date as described in the Registration Statement; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 2.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that Western is notified in writing of any of the foregoing prior to the Identification Deadline.

2.3 Non-Environmental Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Sections 2.1(a) and 2.2, the Western Parties shall jointly and severally indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group arising from or relating to (i) the ownership, operation or condition of the Assets at and prior to the Closing Date (other than Covered Environmental Losses, which are provided for under Sections 2.1, and those Losses provided for under Section 2.2) to the extent that Western is notified in writing of any of the foregoing prior to the Identification Deadline, (ii) any currently pending legal actions against the Western Parties set forth on Schedule II attached hereto, (iii) events and conditions associated with the Retained Assets, whether occurring at, before or after the Closing Date except to the extent caused by the gross negligence or willful misconduct of the Partnership Group occurring after the Closing Date, (iv) the failure to validly convey, assign or otherwise transfer any consent, license, permit or approval necessary for the Partnership Group to own or operate the Assets in substantially the same manner as owned or operated by the Western Parties immediately prior to the Closing Date, to the extent that Western is notified in writing of any of the foregoing prior to the Identification Deadline, and (v) all federal, state and local income tax liabilities attributable to the ownership, operation or condition of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of the Western Parties that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date.

(b) In addition to and not in limitation of the indemnification provided under Section 2.1(b) or the Partnership Agreement, the Partnership Group shall jointly and severally indemnify, defend, and hold harmless the Western Parties from and against any Losses suffered or incurred by the Western Parties arising from or relating to the ownership or condition of the Assets following the Closing Date or the operation of the Assets by the Partnership Group following the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1), in each case, to the extent that any of the foregoing are not (i) Liability Claims (as defined in the Services Agreement) or (ii) losses, in each case, for which the Partnership Group is entitled to indemnification from any Western Parties under Section 2.3(a) above or under the Services Agreement, and in each case, unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

2.4 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.5 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 2.1(a)(i) and Section 2.1(a)(ii), the Western Parties shall not be obligated to indemnify, defend and hold harmless the Partnership Group for any such Covered Environmental Loss until such time as the amount of such Covered Environmental Losses associated with an individual claim exceeds $100,000 (the “Environmental Deductible”), at which time the Western Parties shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses with respect to such claim under Section 2.1(a)(i) and Section 2.1(a)(ii) that are in excess of the Environmental Deductible that are incurred by the Partnership Group. The Western Parties shall not be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 2.2, Section 2.3(a)(ii), Section 2.3(a)(iv) or Section 2.3(a)(v) until such time as the aggregate amount of all Losses under Section 2.2, Section 2.3(a)(ii), Section 2.3(a)(iv) and Section 2.3(a)(v) exceeds $200,000 (the “Non-Environmental Deductible”), at which time the Western Parties shall be obligated to indemnify the Partnership Group for all Losses under Section 2.2, Section 2.3(a)(ii), Section 2.3(a)(iv) and Section 2.3(a)(v) in excess of the Non-Environmental Deductible that are incurred by the Partnership Group.

(b) For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(c) Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party for consequential, incidental or punitive damages, or for loss of profits or revenues incurred by such Party or any of its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement. THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER TEXAS UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

2.6 Access Rights. Upon reasonable advance notice, the Partnership Group shall afford to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of Western reasonable access, during normal business hours, to the Assets in order to conduct any Environmental Activity that Western has agreed to perform or is responsible for performing or to otherwise observe, review or evaluate any matters for which the Partnership Group may seek indemnification from Western pursuant to this Article II; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the Partnership Group and Western shall indemnify, defend and hold harmless the Partnership Group from and against any losses of the Partnership Group arising from personal injury or property damage as a result of the access granted hereby to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of Western.

ARTICLE III

Services

3.1 Provision, Allocation and Reimbursement for Services.

(a) Western agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner for the Partnership Group’s benefit, the selling, general and administrative services necessary to run the business of the Partnership Group (the “Business”), which services may include, without limitation, those services set forth in Schedule III to this Agreement (collectively, the “Services”). The Services shall be substantially similar in nature, quality and scope to the services of each such type previously provided by the Western Parties in connection with their management and operation of the Business and Assets prior to the contribution thereof to the Partnership.

(b) Notwithstanding anything herein to the contrary, and in recognition of the fact that the Services to be performed and provided by the Western Parties hereunder are to be furnished, performed and provided in exchange for the reimbursement provided herein, the Western Parties shall only be liable to the Partnership Group for gross negligence or willful misconduct in the performance of its obligations hereunder, AND NO WESTERN PARTY NOR ANY OF ITS AFFILIATES OR AGENTS AS SUCH WESTERN PARTY SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES SHALL BE LIABLE TO THE PARTNERSHIP OR PERSONS WHO HAVE ACQUIRED INTERESTS IN THE PARTNERSHIP, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Subject to Section 3.1(b), the Partnership Group Members hereby agree to reimburse the Western Parties for all cash expenses and expenditures that the Western Parties incur or payments the Western Parties make on behalf of the Partnership Group in connection with providing the Services, as well as for certain other direct or allocated costs and expenses incurred by the Western Parties on behalf of the Partnership Group including, but not limited to:

(i) all costs associated with its personnel performing services pursuant to this agreement on an allocation methodology reasonably determined by the Western Parties. This methodology will be determined by the Western Parties on an annual basis following the approval of the Operating Budget (as contemplated in the Operational Services Agreement) by the Partnership but no later than December 31 of the year preceding the year services are to be provided;

(ii) all reasonable out-of-pocket expenses of the Western Parties’ employees providing services pursuant to this Agreement which were reimbursed under the terms of such Western Party’s official policy governing reimbursable employee expenses;

(iii) all costs of outside services and expertise, including but not limited to fees from consultants, provided that the outside services rendered were for the benefit of the Partnership Group under the Agreement;

(iv) all net costs and expenses for handling, investigating and settling litigation or claims arising by reason of the provision of the Services, or necessary to protect or recover any of the Partnership’s property, including, but not limited to, attorneys’ fees, court costs, cost of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims;

(v) the cost of complying with mandated regulatory programs;

(vi) all expenses and expenditures incurred by Western or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with quarterly and annual reports to unitholders, financial statement audit, tax returns and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums, and independent director compensation; and

(vii) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Western and its Affiliates to the Partnership Group pursuant to Section 3.1(a).

Such reimbursements shall be made on or before the twenty-first (21st) calendar day of the month following the month such costs and expenses are incurred. For the avoidance of doubt, (i) the costs and expenses set forth in Section 3.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, certain expenses of the General Partner and its Affiliates that are reimbursed under the Partnership Agreement and (ii) to the extent that the costs and expenses of any Services are billed to the Partnership Group under the Services Agreement, it is the intent of the Parties that such Services shall not also be billed under this Agreement.

ARTICLE IV

Right of First Offer

4.1 Right of First Offer to Purchase Certain Assets retained by Western Parties.

(a) Each ROFO Asset Owner hereby grants to the Partnership Group a right of first offer, until the earlier to occur of (i) the 10th anniversary of the Closing Date or (ii) the date that the Partnership is no longer controlled by Western ((i) and (ii) collectively, the “ROFO Period”), on any Existing ROFO Asset set forth next to such ROFO Asset Owner’s name on Schedule IV to the extent that such ROFO Asset Owner proposes to Transfer any Existing ROFO Asset (other than to an Affiliate who agrees in writing that such Existing ROFO Asset remains subject to the provisions of this Article IV and such Affiliate assumes the obligations under this Article IV with respect to such Existing ROFO Asset) or enter into any agreement to do any of the foregoing during the ROFO Period.

(b) In addition, Western hereby grants to the Partnership Group, for the duration of the ROFO Period, a right of first offer to acquire additional logistics assets the Western Parties may construct or acquire in the future (the “Additional ROFO Assets” and together with the Existing ROFO Assets, the “ROFO Assets”) in the ROFO Region to the extent that such ROFO Asset Owner proposes to Transfer any Additional ROFO Asset (other than to an Affiliate who agrees in writing that such Additional ROFO Asset remains subject to the provisions of this Article IV and such Affiliate assumes the obligations under this Article IV with respect to such Additional ROFO Asset) or enter into any agreement to do any of the foregoing during the ROFO Period. Upon the construction or acquisition of any Additional ROFO Asset by any ROFO Asset Owner that is not a party to this Agreement, Western agrees to cause such entity to agree in writing that such Additional ROFO Asset is subject to the provisions of this Article IV and to assume the obligations under this Article IV with respect to such Additional ROFO Asset.

(c) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets (or, with respect to Additional ROFO Assets acquired from third parties, all agreements existing at the time of the acquisition of such ROFO Asset by a Western Party); provided, however, that the Western Parties represent and warrant that, to their knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to any ROFO Asset.

4.2 Procedures.

(a) In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than to an Affiliate) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO

Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 45 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Western Party, the terms on which the Partnership Group Member will provide services to the Western Party to enable the Western Party to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership Group within such 45-day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.

(b) Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the applicable Partnership Group Member within 45 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group Member will enter into an agreement with the Western Party setting forth the terms on which the Partnership Group Member will provide services to the Western Party to enable the Western Party to utilize the ROFO Asset. Unless otherwise agreed between the applicable Western Party and Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii) the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii) the applicable ROFO Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;

(iv) the Partnership Group Member will have the right to terminate its obligation to purchase the ROFO Asset under this Article IV if the results of any diligence under Section 4.2(b)(ii) or (iii) above are, in the reasonable opinion of the Partnership Group Member, unsatisfactory;

(v) the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by the Western Party of the ROFO Response pursuant to Section 4.2(a);

(vi) the applicable ROFO Asset Owner and Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) neither the applicable ROFO Asset Owner nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable ROFO Asset if any of the consents referred to in Section 4.2(b) has not been obtained.

(c) If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to any Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.

ARTICLE V

License of Name and Mark

5.1 Grant of License by Western. Upon the terms and conditions set forth in this Article V, Western hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “Western License”) to use the name “Western” (the “Western Name”) and any other trademarks and tradenames owned by Western listed on Schedule V (collectively, the “Western Marks”).

5.2 Ownership and Quality of Western Marks. The Partnership, on behalf of itself and the other Partnership Group Members, agrees that ownership of the Western Marks and the goodwill relating thereto shall remain vested in Western during the term of the Western License and thereafter. The Partnership agrees, and agrees to cause the other Partnership Group Members, never to challenge, contest or question the validity of Western’s ownership of the Western Marks or any registration thereof by Western. In connection with the use of the Western Marks, the Partnership and any other Partnership Group Member shall not in any manner represent that they have any ownership in the Western Marks or registration thereof. The Partnership, on behalf of itself and the other Partnership Group Members, acknowledges that the use of the Western Marks shall not create any right, title or interest in or to the Western Marks, and all use of the Western Marks by the Partnership or any other Partnership Group Member shall inure to the benefit of Western. The Partnership agrees, and agrees to cause the other Partnership Group Members, to use the Western Marks in accordance with such quality standards established by Western and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Partnership Group Members as of the Closing Date are of a quality that is acceptable to Western.

5.3 Grant of License by Partnership. Upon the terms and conditions set forth in this Article V, the General Partner, on behalf of the Partnership, hereby grants and conveys to Western and its Affiliates a nontransferable, nonexclusive, royalty-free right and license (the “WNRL License”) to use the “WNRL” name, logo and trademark (the “WNRL Trademark”) and any other trademarks and tradenames owned by the Partnership listed on Schedule V (collectively, the “WNRL Marks”).

5.4 Ownership and Quality of WNRL Marks. Western agrees, on behalf of itself and the Western Parties, that ownership of the WNRL Marks and the goodwill relating thereto shall remain vested in the Partnership, for the benefit of the Partnership, during the term of the WNRL License and thereafter. Western agrees, and agrees to cause the Western Parties, never to challenge, contest or question the validity of the Partnership’s ownership of the WNRL Marks or any registration thereof by the General Partner or the Partnership. In connection with the use of the WNRL Marks, neither Western nor any of the Western Parties shall in any manner represent that they have any ownership in the WNRL Marks or registration thereof. Western, on behalf of itself and the Western Parties, acknowledges that the use of the WNRL Marks shall not create any right, title or interest in or to the WNRL Marks, and all use of the WNRL Marks by Western or any of the Western Parties shall inure to the benefit of the General Partner and the Partnership. Western agrees, and agrees to cause the Western Parties, to use the WNRL Marks in accordance with such quality standards established by the General Partner, on behalf of and for the benefit of the Partnership, and communicated to Western from time to time

5.5 Termination. The Western License and the WNRL License shall terminate upon a termination of this Agreement pursuant to Section 7.4.

ARTICLE VI

Permits

6.1 Operation of Assets. From and after the Closing Date, and until such time as all Environmental Permits for the Assets have been transferred to the Partnership and its Subsidiaries in accordance with Section 6.2, the Partnership and its Subsidiaries shall be allowed to operate the Assets under any Western Party’s existing Environmental Permits. This is intended by the Parties to be an interim, temporary measure.

6.2 Transfer of Environmental Permits.

(a) Subject to Section 6.2(b), as soon as practicable following the date hereof, Western shall promptly file all applications needed for, and cooperate to arrange, the transfer of all Environmental Permits for the Assets which have not been transferred on or prior to the date hereof to the Partnership or its applicable Subsidiaries.

(b) On the earlier of (i) the date when Western no longer reasonably believes, in good faith, that the administrative burdens associated with the transfer of permits for El Paso Refinery Assets would interfere with the orderly issuance of Environmental Permits to authorize construction of Western’s crude expansion project at the El Paso Refinery, (ii) the date on which the Environmental Permits necessary for the El Paso Refinery crude oil expansion project are approved and (iii) October 16, 2014, Western shall promptly file all applications needed for, and cooperate to arrange, the transfer of all Environmental Permits for the El Paso Refinery Assets to the Partnership or its applicable Subsidiaries.

ARTICLE VII

Miscellaneous

7.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

7.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.2.

If to the Western Parties (including any ROFO Asset Owner):

Western Refining, Inc. (or applicable subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: President – Refining and Marketing

Facsimile: 602-683-5736

With a copy to:

Western Refining, Inc. (or applicable subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

If to the Partnership Group:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Senior Vice President – Operations

Facsimile: 602-683-5737

With a copy to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

7.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.4 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated by Western or the Partnership upon a Partnership Change of Control. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall survive the termination of this Agreement in accordance with their respective terms.

7.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.

7.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

7.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

WESTERN REFINING, INC.

By:	/s/ Jeff A. Stevens
Name:	Jeff A. Stevens
Title:	President and Chief Executive Officer

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC, its general partner

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING LOGISTICS GP, LLC

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

SOLELY FOR PURPOSES OF ARTICLES IV AND VII HEREOF:

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Gary R. Dalke
Name:	Gary R. Dalke
Title:	Chief Financial Officer

WESTERN REFINING COMPANY, L.P.

By:	Western Refining GP, LLC, its general partner

By:	/s/ Jeffrey S. Beyersdorfer
Name:	Jeffrey S. Beyersdorfer
Title:	Senior Vice President, Treasurer, Assistant Secretary

WESTERN REFINING WHOLESALE, INC.

By:	/s/ William R. Jewell
Name:	William R. Jewell
Title:	Chief Accounting Officer

[Signature Page to Omnibus Agreement]

Schedule I

Known Environmental Matters

None.

Schedule II

Pending Litigation

None.

Schedule III

General and Administrative Services

(1) Executive management services of Western employees who devote a portion of their business time to the business and affairs of the Partnership

(2) Financial and administrative services (including, but not limited to, financial and regulatory reporting, treasury and accounting)

(3) Information technology services

(4) Legal and compliance services

(5) Health, safety and environmental services

(6) Human resources services

(7) Insurance coverage under Western insurance policies

(8) Tax Services

(9) Procurement services

(10) Investor Relations; Government & Public affairs services

(11) Analytical & engineering services

(12) Business Development Services

Schedule IV

Existing ROFO Assets

Asset	Owner

TexNew Mex 16” Pipeline (Four Corners area, New Mexico). A portion of Western’s 16-inch crude oil pipeline that is approximately 43 miles in length and connects the Partnership’s Bisti crude oil station to its Star Lake, New Mexico crude oil station.	WRSW

Jal NGL Terminal (Lea County, New Mexico). A terminal that receives, stores, and ships various light hydrocarbon products or natural gas liquids (“NGLs”) via truck, rail, and pipeline. On an annual average basis, Western uses approximately 25% of this terminal’s throughput capacity primarily to receive and store butanes in support of its El Paso Refinery. Primary storage at the Jal NGL Terminal consists of four large NGL storage caverns, with combined storage capacity of approximately 562,000 barrels, that are connected to the Enterprise Products Partners L.P. (“Enterprise”) MAPL system connecting NGL hubs at Conway, Kansas and Mt. Belvieu, Texas. Brine ponds are available on site to support product movement in and out of the storage caverns. The terminal also includes 17 storage tanks with a combined shell storage capacity of approximately 15,000 barrels, and loading and unloading capacity of up to 6,000 bpd, utilizing either a three-bay truck rack or a rail loading facility located on the Texas-New Mexico Railroad that has 16 loading spots.	WRCLP

Crude Oil and Refined Products Trucking Fleet (Texas, New Mexico, Arizona, Colorado, Utah and California). A fleet of approximately 190 crude oil and refined product truck transports. Twenty-nine crude truck transports in the Four Corners area gather approximately 9,100 bpd of crude oil. In addition, Western has a fleet of 156 refined product truck transports that operate in Texas, New Mexico, Arizona, Colorado, Utah, and California.	Wholesale

Asset	Owner

Wholesale Fuel/Jobber/Lube Facilities (Texas, New Mexico, Arizona, Colorado, Nevada, and California). Wholesale operations that market and distribute approximately 73,900 bpd of Western’s refinery production. Western’s lubricant marketing, distribution and warehousing operations handle approximately one million gallons per month. Western’s wholesale operations distribute refined products and lubricants in Arizona, California, Colorado, Nevada, New Mexico, and Texas.	Wholesale

Schedule V

Trademarks, Tradenames & Patents

None.